SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 7, 2005

Vita Food Products, Inc.

(Exact name of registrant as specified in its charter)

Nevada	1-12599	36-3171548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2222 West Lake Street Chicago, Illinois		60612
(Address of principal executive offices)		(Zip Code)

(312)738-4500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02              Termination of a Material Definitive Agreement.

On January 7, 2005, Vita Food Products, Inc. (the “Company”) terminated the Employment Agreement (the “Employment Agreement”), made as of November 1, 2002, between The Halifax Group, Inc., a Georgia corporation (“Halifax”), and Robert J. Budd (“Budd”).  Pursuant to the Employment Agreement, Budd served as the president of Halifax, a wholly-owned subsidiary of Vita Specialty Foods (“VSF”).  VSF is a wholly-owned subsidiary of the Company.

Effective November 1, 2002, the Company acquired all of the outstanding shares of capital stock of Halifax, which specializes in the product development and marketing of salad dressings, barbeque sauce, steak sauce, gourmet sauces, hot sauces and gift basket related items. In addition, Halifax develops and markets food products through licensing agreements with well-recognized brands such as JIM BEAM(R), HBO(R) (based on the restaurateur ARTIE BUCCO(TM) in THE SOPRANOS(R)), and DRAMBUIE(R).

Pursuant to the Merger Agreement relating to the acquisition of Halifax, the Company paid cash of $450,000 to Budd in partial payment of the preexisting debt owed to him by Halifax. The discounted value of the remaining debt was recorded by the Company as a long-term obligation. The Company also assigned to Budd any potential rights or exposure associated with an unresolved legal case involving Halifax. The Merger Agreement further provides for two future contingent payments to Budd. The first is based upon 45% of five times the Halifax portion of VSF’s average quarterly EBITDA.  The Merger Agreement includes a formula that allocates EBITDA between Halifax and Virginia Honey Company, Inc., an entity acquired by the Company in 2001 which is also a wholly-owned subsidiary of VSF, based on the proportion of each unit’s products sold.  This EBITDA will be averaged quarterly for calendar years 2003 through 2005. The first contingent payment will be reduced by the remaining balance of the preexisting debt discussed above. The second contingent payment will be determined in the same manner, except that the percentage will be reduced from 45% to 30% and will be based upon the calendar years 2006 and 2007.  If payable, the first payment will be paid on or before April 1, 2006 and the second will be paid on or before April 1, 2008.  Both payments will be recorded as additional acquisition costs.   In the event that VSF maintains its current profitability levels, the Company estimates that there will be no remaining payment due to Budd as contingent consideration in accordance with the provisions of the Merger Agreement.  Budd also served as a director of the Company from November 2002 to May 2004, when he was not nominated for re-election to the Board.

Under Budd’s Employment Agreement, which extended until December 31, 2007, Budd received a base salary of $242,500 per year with 3% increases per year commencing on January 1, 2004.  In addition, Budd’s salary was subject to increase in the sole discretion of the Board of Directors of VSF.  The Employment Agreement provides for termination of Budd for “cause” as defined in the Agreement and states liquidated damage amounts that would be payable by Mr. Budd in the event that his employment is terminated for “cause” or “voluntarily terminated” as defined in the Employment Agreement. In the event that Budd’s employment is terminated for “cause” on or before December 31, 2005, as has occurred, such liquidated damage payment is $300,000 and is payable from and only to the extent of (i) salary earned by and unpaid to Budd through the date of termination of employment under the Employment Agreement and (ii) setoff against either or both the earnout payments due to Budd, if any.

Budd is also subject to a Non-Competition and Non-Solicitation Agreement entered into in connection with the Company’s acquisition of Halifax.  Pursuant to the Non-Competition Agreement, Budd is prohibited from competing with the Company and soliciting its employees and customers for a period of five years following the termination of his employment.

Budd received notice of the termination of his employment on January 7, 2005.  The Company has alleged a for “cause” termination and, accordingly, has filed suit against Budd.

ITEM 9.01              Financial Statements and Exhibits.

(a)                                  Financial statements of businesses acquired.

Not applicable.

(b)                                 Pro forma financial information.

Not applicable.

(c)                                  Exhibits.

See exhibit index attached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITA FOOD PRODUCTS, INC.

Date:	January 13, 2005	By:	/s/Stephen D. Rubin
Stephen D. Rubin
President
(Principal Executive Officer)

Date:	January 13, 2005	By:	/s/Clifford K. Bolen
Clifford K. Bolen
Senior Vice President and Chief
Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Document

(1) 2.2

Merger Agreement, dated as of October 17, 2002, between Vita Food Products, Inc., Vita Holdings, Inc., Vita/Halifax Acquisition Company, The Halifax Group, Inc., Robert J. Budd, Oak Hill Family LLC and Terry W. Hess (Ex 2.2)

*10.1	Employment Agreement, made as of November 1, 2002, between The Halifax Group, Inc. and Robert J. Budd.

*10.2	Amendment to Employment Agreement, made as of March , 2003, between The Halifax Group, Inc. and Robert J. Budd.

*10.3	Non-Competition and Non-Solicitation Agreement, made as of November 1, 2002, among Vita Food Products, Inc., Vita Holdings, Inc., The Halifax Group, Inc. and Robert J. Budd.

*Filed herewith.

(1)           Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on November 21, 2002. Form 8-K Exhibit Number is included in parenthesis following the title of the exhibit.